UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 18, 2014

DORAL FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Puerto Rico	001-31579	66-0312162
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

1451 Franklin D. Roosevelt Avenue, San Juan, Puerto Rico	00920-2717
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:        (787) 474-6700

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On July 18, 2014, Doral completed the disposition of substantially all of the Residential Mortgage Loans described in Item 2.01 below. The information set forth in Item 2.01 of this Current Report on Form 8-K is incorporated by reference herein.

Item 2.01. Completion of Acquisition or Disposition of Assets.

As previously disclosed, on July 13, 2014, Doral Financial Corporation (the “Company”) and certain of its subsidiaries (collectively with the Company, “Doral”) entered into an Asset Purchase and Sale and Interim Servicing Agreement (the “Purchase Agreement”) and side letter (the “Side Letter”) with Abbey Finance Holdings PR, LLC (the “Purchaser”). Pursuant to the Purchase Agreement and the Side Letter, Doral will sell all rights, title and interests in certain residential assets (the “Residential Assets”), consisting of residential mortgage loans (the “Residential Mortgage Loans”) and residential real estate owned properties (the “Residential REO Properties”). Further pursuant to the Purchase Agreement and the Side Letter, Doral will sell, subject to satisfying additional regulatory conditions, all rights, title and interests in certain commercial assets (the “Commercial Assets” and, together with the Residential Assets, the “Assets”), consisting of commercial mortgage loans and commercial real estate owned properties. As consideration for the purchase of the Assets, the Purchaser will pay $369.0 million in cash, consisting of $293.8 million for the Residential Assets (the “Residential Asset Consideration”) and $75.2 million for the Commercial Assets, subject to certain adjustments as provided by the Purchase Agreement and the Side Letter. The Purchase Agreement and the Side Letter provide for the establishment and funding of several escrow accounts relating to the performance of certain covenants and representations set forth in those agreements.

On July 18, 2014, Doral completed the sale and transfer of substantially all of the Residential Mortgage Loans to the Purchaser. As consideration, the Purchaser paid approximately $216.6 million, of which approximately $44.3 million was deposited into various escrow accounts pursuant to the Purchase Agreement and the Side Letter.

Doral is currently working to convey title to the Residential REO Properties in compliance with Puerto Rico law. Upon completion of the sale and transfer of the Residential REO Properties and any remaining Residential Mortgage Loans to the Purchaser, the Purchaser will pay the balance of the Residential Asset Consideration.

FORWARD-LOOKING STATEMENTS

This communication contains forward-looking statements within the meaning of, and subject to the protection of, the Private Securities Litigation Reform Act of 1995, as amended. In addition, the Company may make forward-looking statements in its other press releases, filings with the SEC or in other public or shareholder communications and its senior management may make forward-looking statements orally to analysts, investors, the media and others.

These forward-looking statements may relate to the Company’s financial condition, results of operations, plans, objectives, future performance and business, including, but not limited to, actual losses and costs incurred from disposal activities, statements with respect to the adequacy of the allowance for loan and lease losses, delinquency trends, market risk and the impact of general economic conditions, interest rate changes, capital markets conditions, capital adequacy and liquidity, and the effect of legal or regulatory proceedings, tax legislation and tax rules, deferred tax assets and related reserves, the ability to collect the tax receivables due to the Company or its subsidiaries from Puerto Rico, compliance and regulatory matters and new accounting standards and guidance on the Company’s financial condition and results of operations. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts, but instead represent the Company’s current expectations regarding future events. Such forward-looking statements may be generally identified by the use of words or phrases such as “would be,” “will allow,” “intends to,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “believe,” “expect,” “predict,” “forecast,” “anticipate,” “plan,” “outlook,” “target,” “goal,” and similar expressions and future conditional verbs such as “would,” “should,” “could,” “might,” “can” or “may” or similar expressions.

The Company cautions readers not to place undue reliance on any of these forward-looking statements since they speak only as of the date made and represent the Company’s expectations of future conditions or results and are not guarantees of future performance. The Company does not undertake and specifically disclaims any obligations to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of those statements other than as required by law, including the requirements of applicable securities laws.

Forward-looking statements are, by their nature, subject to risks and uncertainties and changes in circumstances, many of which are beyond the Company’s control. Risk factors and uncertainties that could cause the Company’s actual results to differ materially from those described in forward-looking statements can be found in the Company’s Form 10-K for the fiscal year ended December 31, 2013 which was filed with the SEC on March 21, 2014 and is available on the Company’s website at www.doralbank.com, as updated from time to time with the Company’s periodic and other reports filed and to be filed with the SEC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DORAL FINANCIAL CORPORATION

Date: July 18, 2014	By:	/s/ Enrique R. Ubarri
Enrique R. Ubarri Executive Vice President and General Counsel